                                                              Exhibit 99.2(k)(1)


                        Administrative Services Agreement

         This Agreement is made as of the 30th day of June, 2002, by and between Morgan Stanley Institutional Fund of Hedge Funds LP (the "Partnership"), a Delaware limited partnership with its principal place of business at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., acting through its general partner, Morgan Stanley Alternative Investment Partners LP (the "General Partner"), a Delaware limited partnership with its principal place of business at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., and State Street Bank and Trust Company, a Massachusetts trust company with its principal place of business at 225 Franklin Street, Boston, Massachusetts, U.S.A. ("State Street").

                                   Witnesseth:

Whereas, the Partnership is registered under the Investment Company Act of 1940 (the "1940 Act") as a closed-end, non-diversified, management investment company; and

Whereas, the General Partner on behalf of the Partnership desires to retain State Street to perform certain administrative, recordkeeping, and accounting services for the Partnership and State Street is willing to perform such services upon the terms and conditions hereinafter set forth.

Now Therefore, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.    Appointment as Administrator

         The General Partner on behalf of the Partnership hereby appoints State Street to act as administrator, recordkeeper, and accounting agent for the Partnership and State Street hereby accepts such appointment, in each case upon the terms and conditions set forth below.

Section 2.    Delivery of Documents

         The Partnership shall promptly deliver to State Street certified copies of all documents relating to the Partnership, including, but not limited to, each of the following documents and all future amendments and supplements thereto, if any:

         (a)  the Partnership's Limited Partnership Agreement;

         (b) the Partnership's currently effective Registration Statement under the 1940 Act;

         (c) a certificate executed by the General Partner certifying to the individuals who are authorized on behalf of the Partnership to give instructions to

                  State Street pursuant to this Agreement;

         (d)      a copy of the Partnership's Investment Advisory Agreement; and

         (e) such other certificates, documents, opinions and information as State Street may, in its reasonable discretion, deem necessary or appropriate in connection with the performance of its duties hereunder.

Section 3.        Representations and Warranties of State Street

         State Street represents and warrants to the Partnership that:

         (a) it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

         (b) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

         (c) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

Section 4.        Representations and Warranties of the Partnership

         The Partnership represents and warrants to State Street that:

         (a) it is a limited partnership, duly organized and existing in good standing under the laws of the State of Delaware;

         (b) it has the power and authority under applicable laws and its Limited Partnership Agreement to enter into and perform this Agreement;

         (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

         (d) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Partnership or any law or regulation applicable to it; and

         (e) it is an investment company properly registered under the 1940 Act and its registration statement under the 1940 Act shall be effective and remain effective during the term of this Agreement.

Section 5.        General Administrative Services

         State Street shall provide the following general administrative services in accordance with procedures as may be established by the Partnership and State Street from time to time, and that are, in each case, subject to the control, supervision and direction of the Partnership and to the review and comment by the Partnership's auditors and legal counsel:

         (a) perform partnership tax allocations utilizing an aggregate approach with respect to reverse 704(c) allocations as described in Internal Revenue Regulation 1.704-3(e);

         (b) prepare the Partnership's federal, state, and local income tax returns for review by the Partnership's independent accountants and for filing by the Partnership;

         (c) prepare for review and approval financial information for the Partnership's semi-annual and annual reports and any other communications required or otherwise to be sent to the Partnership's partners, and coordinate the printing and mailing of such reports and communications;

         (d) prepare and submit for approval the Partnership's expense budget and arrange for the payment of the Partnership's expenses;

         (e) provide such periodic testing of the Partnership as may be mutually agreed upon in writing by the Partnership and State Street from time to time to assist the Partnership's investment adviser in complying with the investment limitations contained in the Partnership's registration documents and such other investment restrictions to which the Partnership may be subject, including the requirements of each of the Internal Revenue Code and the 1940 Act; and

         (f) prepare for review and approval by the Partnership such reports and filings as may be required by any governmental or regulatory authority with jurisdiction over the Partnership, in each case as may be mutually agreed upon in writing by the Partnership and State Street, and arrange for the filing of same with the appropriate authority.

         State Street shall provide such additional administrative services to the Partnership as may be agreed upon in writing by the Partnership and State Street from time to time.

Section 6.        Recordkeeping Services

         State Street shall act as the recordkeeper and distribution agent in accordance with the provisions of the Partnership's Limited Partnership Agreement and in accordance with such written procedures as may be adopted by the Partnership from time to time. Subject to the Partnership's governing documents and to the direction of the Partnership, State Street as recordkeeper and distribution agent shall:

         (a) pursuant to the subscription orders accepted by the Partnership, establish accounts for each partner, showing its interests ("Interests" as defined in the Private Placement Memorandum) and hold such Interests in the appropriate account;

         (b) receive and process orders for the purchase of Partnership Interests and promptly deliver appropriate data (including payment instructions) with respect to accepted purchase orders to the Partnership or its authorized agent;

         (c) maintain a register of partners of the Partnership (the "Register") in accordance with applicable law and the Partnership's Limited Partnership Agreement; record the issuance and redemption of Interests and maintain a record of the total number of Interests of the Partnership;

         (d) prepare and transmit payments for distributions, if any, declared by the Partnership pursuant to the instructions contained in the partners' subscription agreements with the Partnership; and

         (e) subject to the Partnership's Limited Partnership Agreement and the Partnership's then current registration statement, effect transfers or redemptions of Partnership Interests by the registered owners thereof upon receipt of appropriate documentation in respect thereof from the General Partner as provided in the Partnership's Limited Partnership Agreement.

         State Street shall have no obligation, when recording the purchase of Interests, to monitor the purchase of such Interests or to take cognizance of any laws relating to the issue or sale of such Interests. Such obligations shall be the responsibility of the Partnership.

         State Street shall provide such additional recordkeeping services on behalf of the Partnership as may be agreed upon in writing by the Partnership and State Street from time to time.

Section 7.        Accounting Services

         State Street shall maintain the books and records of account of the Partnership and shall perform the following duties in the manner prescribed by the Partnership's Limited Partnership Agreement and further in accordance with such written procedures as may be adopted by the Partnership from time to time:

         (a)      record general ledger entries;
         (b)      calculate monthly net income;
         (c)      reconcile activity to the trial balance; and
         (d)      calculate and publish the monthly net asset value.

         The Partnership shall provide to State Street timely notice prior to any modification in the manner in which such calculations are to be performed. For purposes of calculating the net asset value of the Partnership, State Street shall value the Partnership's portfolio of investments utilizing prices obtained from sources designated by the Partnership on a price source authorization substantially in the form attached hereto as Schedule B (the "Price Source Authorization"), as the same may be amended by the Partnership and State Street from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 10 below) (collectively, the "Authorized Price Sources"). State Street shall not be responsible for any revisions to the methods of calculation prescribed by the Partnership's Limited Partnership Agreement unless and until such revisions are communicated in writing to State Street.

Section 8.    Records

         State Street shall create and maintain all records relating to the services provided under this Agreement in a manner which shall meet the obligations of the Partnership under its Limited Partnership Agreement and applicable law. All such records shall be the property of the Partnership and shall at all times during State Street's regular business hours be open for inspection by any person duly authorized by the Partnership and employees and agents of the regulatory agencies having jurisdiction over the Partnership. State Street shall preserve the records required to be maintained hereunder for the period required by law, unless such records are earlier surrendered in connection with the termination of the Agreement or otherwise upon written request.

Section 9.    Appointment of Agents

         State Street may, at its own expense, employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce State Street's obligations or liabilities hereunder. The Partnership acknowledges that certain affiliates and agents of State Street shall perform certain duties of State Street under this Agreement in Toronto, Canada.

Section 10.   Instructions and Advice

         The term "Proper Instructions" shall mean instructions received by State Street from the Partnership, the General Partner, or the Partnership's investment adviser or any person duly authorized by them. Such instructions may be in writing signed by the authorized person or may be by such other means as may be agreed upon from time to time by State Street and the General Partner (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Partnership, the General Partner, and the Partnership's investment adviser shall each cause its duly authorized representatives to certify to State Street in writing the names and specimen signatures of persons authorized to give Proper Instructions. State Street shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Partnership, the General Partner, or the Partnership's investment adviser to the contrary. State Street may rely upon any Proper Instruction reasonably believed by State Street to be genuine and to have been properly issued by or on behalf of the Partnership, the General Partner, or the Partnership's investment adviser. The Partnership, the General Partner, or the Partnership's investment adviser shall give timely Proper Instructions to State Street in regard to matters affecting State Street's duties under this Agreement.

         At any time, State Street may apply to the Partnership and/or the General Partner for instructions and may consult with its own legal counsel or outside counsel for the Partnership or the independent accountants for the Partnership at the expense of the Partnership, with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. In the absence of any gross negligence, willful default or fraud on the part of State Street, its agents or employees, State Street shall not be liable, and shall be indemnified by the Partnership, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Partnership. Nothing in this paragraph shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

Section 11.   Provision of Information

         The Partnership shall provide, or cause a third party to provide, certain data to State Street as a condition to State Street's obligations under
Section 7 of this Agreement. The data required to be provided pursuant to this
Section 11 is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the General Partner and State Street from time to time.

         State Street is authorized and instructed to rely upon the information it receives from the Partnership, the General Partner, or any third party authorized by the Partnership (a "Third Party Agent") to provide such information to State Street. State Street shall have no responsibility to review, confirm, or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by the Partnership, the General Partner, or any Third Party Agent.

Section 12.   Compliance With Governmental Rules and Regulations

         The Partnership assumes full responsibility for complying with all securities, tax, commodities, and other laws, rules, and regulations applicable to it. At such times as State Street may reasonably request, the Partnership shall provide, or cause to be provided, to State Street a certificate from the General Partner as general partner, the Partnership's investment adviser, and/or the independent accountants of the Partnership, and each other service provider or agent acting on behalf of the Partnership, as to such party's compliance with such laws, rules, and/or regulations to which the Partnership is subject. In each case, such certificate shall be in form and substance reasonably satisfactory to State Street.

Section 13.   Standard of Care; Limitation On Liability

         State Street shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that State Street shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Partnership unless caused by its own fraud, willful default, gross negligence or willful misconduct or that of its agents or employees. State Street shall be responsible for the performance of only such duties as are set forth in this Agreement (but including any additional duties as may be agreed upon in writing from time to time among the parties pursuant to Sections 5 and 6 hereof) and, except as otherwise provided under Section 9, shall have no responsibility for the actions or activities of any other party, including other service providers to the Partnership. State Street shall have no liability in respect of any loss, damage, or expense suffered by the Partnership insofar as such loss, damage, or expense arises from the performance of State Street's duties hereunder in reliance upon records that were created and/or maintained for the Partnership by entities other than State Street prior to State Street's appointment under this Agreement as a service provider to the Partnership.

         In any event, for the services provided pursuant to Section 5 of this Agreement, State Street's cumulative liability for any calendar year, regardless of the form of action or legal theory, shall be limited to such amounts as may be agreed upon from time to time between the parties hereto.

         Without in any way limiting the generality of the foregoing, State Street shall in no event be liable for any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Partnership resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, communications disruption, or other impossibility of performance.

         In no event shall either party to this Agreement be liable for indirect, special or consequential damages.

Section 14.   Indemnification

         The Partnership hereby agrees to indemnify and hold harmless State Street to the fullest extent permitted by law from and against any loss, liability, claim or expense (including reasonable attorney's fees and disbursements) suffered or incurred by State Street in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Partnership, the General Partner, any Third Party Agent, any Authorized Price Source whose data or services, including records, reports or other information State Street must rely upon in performing State Street's duties under this Agreement; as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Partnership or the General Partner; or, as a result of any reliance by State Street upon records that were created and/or maintained for the Partnership by entities other than State Street prior to State Street's appointment under this Agreement as a service provider to the Partnership; provided, however, that such indemnity shall not apply to any liability or expense occasioned by or resulting from the fraud, willful default, gross negligence, or willful misconduct of State Street in the performance of its duties hereunder.

     The Partnership shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event that the Partnership elects to assume the defense of any such suit and retain counsel, State Street, or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Partnership shall have specifically authorized the retaining of such counsel, or (ii) State Street shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

Section 15. Successor Agent

     If a successor to State Street shall be appointed by the Partnership, then the Partnership shall deliver to State Street a written order designating the successor agent and State Street shall, upon termination of this Agreement pursuant to Section 16, deliver to such successor agent at the office of the successor agent all books and records of account of the Partnership maintained by State Street hereunder. In the event that this Agreement is terminated by either party without the appointment of a successor agent, State Street shall, upon receipt of Proper Instructions, deliver such books and records in accordance with such instructions.

     In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the effective date of such termination, then State Street shall have the right to deliver to the office of the Partnership all books and records of account of the Partnership maintained by State Street hereunder.

Section 16. Term of Agreement

     This Agreement shall be effective from the date first stated above and shall remain in full force and effect until terminated as hereinafter provided.

     Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least sixty (60) days prior written notice of termination. Notwithstanding anything contained herein to the contrary, following notice of resignation by Morgan Stanley AIP GP LP as the Partnership's investment adviser, this Agreement may be terminated immediately by State Street without prior written notice.

Section 17. Fees and Expenses

         The Partnership agrees to pay to State Street such compensation for its services and expenses hereunder as may be agreed upon from time to time in a written fee schedule (the "Fee Schedule") approved by the Partnership and State Street. The fees under this Agreement shall be accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Partnership shall reimburse State Street for its reasonable and documented out-of-pocket expenses incurred in connection with the services State Street provides to the Partnership under this Agreement.

         The Partnership and/or its investment adviser shall bear all expenses that are incurred in the Partnership's operation as specifically set forth in the Partnership's registration statement.

Section 18. Confidentiality

         State Street agrees on behalf of itself and its employees to keep confidential all records and other information related to the Partnership and its interestholders, except in cases in which State Street is required by law to disclose such information, State Street has determined that such disclosure is necessary for the protection of its interests, State Street has been requested by the Partnership to make such disclosure, or State Street has received the prior written consent of the Partnership, which consent shall not be unreasonably withheld. State Street agrees to use the information it receives from the Partnership only for the purposes of performing services under this Agreement.

Section 19. Notices

         All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to State Street:  State Street Bank and Trust Company
                     Attn: Jack Clark
                     Fund Administration
                     One Federal Street, 8/th/ Floor
                     Boston, MA 02110
                     Telephone: 617.662.1491
                     Fax: 617.662.0811

If to the Partnership: Morgan Stanley Institutional Fund of Hedge Funds LP
                       Attn: Noel Langlois
                       One Tower Bridge
                       100 Front Street, Suite 1100
                       West Conshohocken, PA  19428-2881
                       Telephone: 610.260.7600
                       Fax: 610.260.7171


If to the General
Partner:               Morgan Stanley Alternative Investment Partners LP
                       Attn: R. Putnam Coes III
                       One Tower Bridge
                       100 Front Street, Suite 1100
                       West Conshohocken, PA  19428-2881
                       Telephone: 610.260.7600
                       Fax: 610.260.7171

Section 20. Services not Exclusive

         The services of State Street to the Partnership are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Partnership from time to time, have no authority to act or represent the Partnership in any way or otherwise be deemed an agent of the Partnership.

Section 21. Assignment; Successors

         This Agreement shall not be assigned without the prior written consent of each party to this Agreement, except that either party may assign it rights and obligations hereunder to a party controlling, controlled by, or under common control with such party.

Section 22. Entire Agreement

         This Agreement (including all schedules and attachments to the Agreement) constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous representations, warranties, and/or commitments, whether oral or in writing, regarding the services to be performed hereunder.

Section 23. Amendments

         No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party to this Agreement. The term "Agreement", as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance with this Section 23.

Section 24. Headings not Controlling

         Section headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

Section 25. Waiver

         The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 26. Survival

         All provisions regarding indemnification, warranty, liability and limits thereon shall survive following the expiration or termination of this Agreement.

Section 27. Severability

         In the event that any provision of this Agreement is held illegal, void, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

Section 28. Counterparts

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

Section 29. Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Section 30. Data Access Services Addendum

     The Data Access Services Addendum to this Agreement shall be incorporated into this Agreement. The Partnership acknowledges that the data and information it will be accessing from State Street is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the account and other cause for which State Street will not be liable to the Partnership.

     If the transactions available to the Partnership include the ability to originate electronic instructions to State Street in order to (i) effect the transfer or movement of cash or transfer of interests, or (ii) transmit interestholder information or other information, then in such event State Street shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by State Street from time to time.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have duly executed as of the date and year first written above.

STATE STREET BANK AND TRUST COMPANY


By: __________________________________________
    Name:
    Title:

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

By: Morgan Stanley Alternative Investment Partners LP,
    its General Partner

By: Morgan Stanley AIP GP LP,
    its General Partner

By: Morgan Stanley Alternative Investments Inc.,
    its General Partner

By: __________________________________________
    Name:
    Title:

                        Administrative Services Agreement

            State Street Bank and Trust Company (the "Administrator")
        Morgan Stanley AIP GP LP (the "Investment Adviser") on behalf of
               Morgan Stanley Institutional Fund of Hedge Funds LP
                            Dated as of June 30, 2002

                        Schedule A - Required Information
                        ---------------------------------

Required Information                      Responsible Party

Portfolio Trade Authorizations            Investment Adviser
Currency Transactions                     Investment Adviser
Cash Transaction Report                   Custodian
Portfolio Prices                          Third Party Vendors/Investment Adviser
Exchange Rates                            Third Party Vendors/Investment Adviser
Dividend/Distribution Schedule            Administrator/Investment Adviser
Dividend/Distribution Declaration         Administrator/Investment Adviser
Dividend Reconciliation/Confirmation      Administrator
Corporate Actions                         Third Party Vendors/Custodian
Service Provider Fee Schedules            Investment Adviser
Expense Budget                            Administrator/Investment Adviser
Amortization Policy                       Administrator/Investment Adviser
Accounting Policy/Complex Investments     Administrator/Investment Adviser
Audit Management Letter                   Administrator/Auditor
Annual Shareholder Letter                 Investment Adviser
Annual/Semi-Annual Reports                Administrator/Investment Adviser

                        Administrative Services Agreement

            State Street Bank and Trust Company (the "Administrator")
         Morgan Stanley Alternative Investment Partners LP on behalf of
        Morgan Stanley Institutional Fund of Hedge Funds LP (the "Fund")
                            Dated as of June 30, 2002

                     Schedule B - Authorized Pricing Sources
                     ---------------------------------------

     Pursuant to the terms of the Administrative Services Agreement, the Fund has directed the Administrator to, inter alia, calculate the net asset value of the Fund and to perform certain other accounting services in accordance with the Fund's Limited Partnership Agreement. The Fund hereby authorizes and instructs the Administrator to utilize the pricing sources specified on the attached forms as sources for securities prices in calculating the net asset value of the Fund and acknowledges and agrees that the Administrator shall have no liability for any incorrect data provided by pricing sources selected by the Fund or otherwise authorized by Proper Instructions (as such term is defined in the Administrative Services Agreement), except as may arise from the Administrator's lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished and calculating the net asset value of the Fund in accordance with the data furnished and the Administrator's performance of the agreed-upon tolerance checks.

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

By:  Morgan Stanley Alternative Investment Partners LP,
     its General Partner

By:  Morgan Stanley AIP GP LP,
     its General Partner

By:  Morgan Stanley Alternative Investments Inc.,
     its General Partner

By:  __________________________________________
     Name:
     Title: